Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CITIUS ONCOLOGY, INC.

The undersigned, for purposes of amending the Certificate of Incorporation (the “Certificate”) of Citius Oncology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is Citius Oncology, Inc. (the “Corporation”).

SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on August 5, 2024.

THIRD: The Paragraph A. of Article IV. of the Certificate is hereby amended to read, in its entirety, as follows:

“The total number of shares of capital stock which may be issued by the Company is 410,000,000, of which 400,000,000 shares shall be common stock of the par value of $0.0001 per share (the “Common Stock”) and 10,000,000 shares shall be preferred stock of the par value of $0.0001 per share (the “Preferred Stock”).”

FIFTH: Except as expressly amended herein, all provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on August 5, 2024, shall remain in full force and effect.

SIXTH: The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Certificate of Incorporation, this 7th day of April 2025.

CITIUS ONCOLOGY, INC.

By:	/s/ Leonard Mazur
Name:	Leonard Mazur
Title:	President and Chief Executive Officer